Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

UNITED BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	6022	38-2606280
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2723 S. State Street
Ann Arbor, Michigan 48104
(734) 214-3700
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Randal J. Rabe
Chief Financial Officer
United Bancorp, Inc.
205 E. Chicago Boulevard
Tecumseh, Michigan 49286
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gordon R. Lewis
Charlie Goode
Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street NW
Grand Rapids, Michigan 49503-2487
(616) 752-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	[_]	Accelerated filer	[_]
Non-accelerated filer (Do not check if a smaller reporting company)	[_]	Smaller reporting company	[x]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)	20,600 shares	$1,000(1)	$20,600,000	$2,360.76
Depositary Shares(2)	-	-	-	-
Common Stock(3)	311,492 shares	$9.92(4)	$3,090,000	$354.11
Warrant(3)	-	-	-	-
Total			$23,690,000	$2,714.87

(1)

Represents the liquidation preference amount per share of the preferred stock being registered for resale (the "Preferred Shares"), which we sold to the United States Department of the Treasury ("Treasury") pursuant to Treasury's Troubled Asset Relief Program Capital Purchase Program.

(2)

If Treasury requests that we deposit the Preferred Shares with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional Preferred Shares may be sold pursuant to this registration statement in lieu of whole Preferred Shares.

(3)

The shares of common stock being registered are purchasable upon exercise of the Warrant being registered, which we issued to Treasury concurrent with the sale of the Preferred Shares to Treasury.  In addition to the number of shares of common stock stated in the table above, there is registered, pursuant to Rule 416, such number of additional shares of common stock, of a currently undeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the Warrant.  Pursuant to Rule 457(g), no additional fee is payable for the Warrant.

(4)	Estimated in accordance with Rule 457(g), calculated on the basis of the Warrant exercise price, $9.92 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 23, 2012

PRELIMINARY PROSPECTUS

20,600 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A,
Liquidation Preference Amount $1,000 Per Share
(or Depositary Shares Evidencing Fractional Interests in Such Shares)

311,492 Shares of Common Stock and Warrant to Purchase Such Shares

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or, in the event such shares are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional interests in such shares, a Warrant to purchase 311,492 shares of our common stock, and any shares of our common stock issued from time to time upon exercise of the Warrant. The Preferred Shares and the Warrant were originally issued by us pursuant to a Letter Agreement dated January 16, 2009, and a related Securities Purchase Agreement - Standard Terms, between us and the United States Department of the Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933.

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the Securities Purchase Agreement between us and Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.

The Warrant gives the holder the right to initially purchase up to 311,492 shares of our common stock for cash at an exercise price of $9.92 per share, an aggregate exercise price of $3,090,000.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "UBMI" On April 20, 2012, the last reported sale price of our common stock on the OTC Bulletin Board was $3.50 per share. Neither the Preferred Shares nor the Warrant is listed on an exchange and we do not intend seek such a listing of these securities unless requested to do so by Treasury.

Investing in our securities involves risks. See the description of "Risk Factors" which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is ______________

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration, or continuous offering, process.  Under this process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

As used in this prospectus, the terms "we," "our," "us," "UBMI," "United," and the "Company" refer to United Bancorp, Inc. and its consolidated subsidiaries, unless the context indicates otherwise. References to "UBT" or the "Bank" refer to United Bank & Trust, a wholly owned subsidiary of United Bancorp, Inc.

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FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference into it, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "outlook" or "strategy," that an event or trend "may," "should," "will," "is likely," or is "probable" to occur or "continue" or "is scheduled" or "on track" or that the Company or its management "anticipates," "believes," "estimates," "plans," "forecasts," "intends," "predicts," "projects," or "expects" a particular result, or is "confident," "optimistic" or has an "opinion" that an event will occur, or other words or phrases such as "ongoing," "future," or "tend" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to deployment of liquidity and loan demand, future economic conditions, future investment opportunities, future levels of expenses associated with other real estate owned, real estate valuation, future recognition of income, future levels of non-performing loans, the rate of asset dispositions, future capital levels, future dividends, market growth potential, future growth and funding sources, future liquidity levels, future profitability levels, future compliance with our memorandum of understanding, the effects on earnings of changes in interest rates and the future level of other revenue sources. There can be no assurance as to the successful completion of any offering covered by this prospectus, the price at which a selling securityholder would sell the securities covered by this prospectus, or that a selling securityholder will sell any of the securities covered by this prospectus. All of the information concerning interest rate sensitivity is forward-looking. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold for its carrying value or at all. Our ability to fully comply with all of the provisions of our memorandum of understanding, successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described under "Risk Factors" on page 3 of this prospectus, as well as our most recent Annual Report on Form 10-K and in any of our subsequent reports that we file with the SEC. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision.
•	Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 24, 2012;

•	Definitive Proxy Statement on Schedule 14A filed on March 27, 2012;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed pursuant to Section 14 of the Exchange Act since December 31, 2011.

Nothing in this prospectus shall be deemed to incorporate information deemed furnished but not filed with the SEC. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Diane Skeels, Executive Assistant, P.O. Box 248, Tecumseh, Michigan 49286, telephone number (517) 423-1760, email DSkeels@ubat.com. Our SEC filings are also available to the public in the "Investor Relations" section of our website, www.ubat.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

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SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus, including the "Risk Factors" section, and the documents incorporated by reference into this prospectus, which are described below under "Incorporation of Certain Information by Reference."

Overview

We are a Michigan corporation headquartered in Ann Arbor, Michigan and serve as the holding company for United Bank & Trust, a Michigan-chartered bank organized over 115 years ago. We are registered as a bank holding company under the Bank Holding Company Act. At December 31, 2011, we had total assets of $885.0 million, deposits of $764.9 million, and total shareholders' equity of $93.8 million.

We are a community based financial services company that strives to provide financial solutions to the markets and clients that we serve based on their unique circumstances and needs. We provide our services through the Bank's system of 16 banking offices, one trust office, one loan production office, and 20 automated teller machines, located in Washtenaw, Lenawee and Monroe Counties, Michigan.

We have four primary lines of business: banking services, residential mortgage, wealth management and structured finance. Subject to our overall business strategy, each line of business is encouraged to be entrepreneurial in how it develops and implements its business. We believe that these four lines of business provide us with a diverse and strong core revenue stream.

Our Bank offers a full range of services to individuals, corporations, fiduciaries and other institutions. Banking services include checking, NOW accounts, savings, time deposit accounts, money market deposit accounts, safe deposit facilities and money transfers. Lending operations provide real estate loans, secured and unsecured business and personal loans, consumer installment loans, credit card and check-credit loans, home equity loans, accounts receivable and inventory financing, and construction financing.

Our mortgage group, United Mortgage, offers our customers a full array of conventional residential mortgage products, including purchase, refinance and construction loans.

Our Wealth Management Group offers a variety of investment services to individuals, corporations and governmental entities.

Our structured finance group, United Structured Finance, offers financing solutions to small businesses and commercial property owners, primarily by utilizing various government guaranteed loan programs and other off-balance sheet finance solutions through secondary market sources.

Our principal office is located at 2723 South State Street, Ann Arbor, Michigan 48104. Our telephone number is (734) 214-3700. Our website address is www.ubat.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

Securities Being Offered

On January 16, 2009, pursuant to the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury ("Treasury"), we sold to Treasury 20,600 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Shares"), liquidation preference amount $1,000 per share, for an aggregate purchase price of $20.6 million, and concurrently issued to Treasury a ten-year Warrant to purchase up to 311,492 shares of our common stock at an exercise price of $9.92 per share.  The Preferred Shares and the Warrant were originally issued by us pursuant to a Letter Agreement dated January 16, 2009, and a related Securities Purchase Agreement - Standard Terms (collectively, the "Securities Purchase Agreement"), between us and Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933.

At the request of Treasury, we are registering for resale the Preferred Shares, the Warrant and the shares of our common stock underlying the Warrant (collectively, the "securities").  This registration includes depositary shares, representing fractional interests in the Preferred Shares, which may be resold pursuant to this prospectus in lieu of whole Preferred Shares if Treasury requests that we deposit the Preferred Shares held by Treasury with a depositary under a depositary arrangement entered into in accordance with the Securities Purchase Agreement.  See "Description of Depositary Shares."  The terms of the securities are described under "Description of Preferred Shares," "Description of Warrant," and "Description of Capital Stock."  The Securities Purchase Agreement is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part and is incorporated into this prospectus by reference.

Risk Factors

An investment in our securities involves certain risks. For more information on these risks, please carefully review all of the information under the heading "Risk Factors" beginning on page 3 of this prospectus. You should carefully review and consider all of this information before making an investment decision.

RISK FACTORS

An investment in our securities is subject to risks inherent in our business and risks relating to the structure of the securities. The material risks and uncertainties that management believes affect your investment in the securities are described below and in the sections entitled "Risk Factors" in any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K or any Quarterly Report on Form 10-Q incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in any accompanying prospectus supplement and information included or incorporated by reference in this prospectus and any accompanying prospectus supplement. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the securities, could be materially and adversely affected and the market price of the securities could decline significantly and you could lose some or all of your investment.

Risks Related to the Company's Business

Our results of operations have improved in 2011 compared to 2010 and 2009, but we may incur additional losses.

We were profitable in the fourth quarter and full year of 2011, but had a total consolidated net loss during the three-year period from 2009 through 2011 of $11.6 million. There is no assurance that the Company's results of operations will be profitable in the short term or at all. We have recorded provisions for loan losses of $12.2 million for the year ended December 31, 2011, $21.5 million for the year ended December 31, 2010 and $25.8 million for the year ended December 31, 2009. In light of the current economic environment, significant additional provisions for loan losses may be necessary to supplement the allowance for loan losses in the future. As a result, we may incur significant additional credit costs in 2012 or beyond, which could adversely impact our financial condition, results of operations, and the value of our common stock.

If our nonperforming assets increase, our earnings will be adversely affected.

At December 31, 2011, our nonperforming assets (which consist of non-accruing loans, loans 90 days or more past due, and other real estate owned) totaled $29.5 million, or 3.33% of total assets. At December 31, 2010 and December 31, 2009, our nonperforming assets were $33.5 million and $34.5 million, respectively, or 3.89% and 3.79% of total assets, respectively. Our nonperforming assets adversely affect our net income in various ways:
•	We do not record interest income on nonaccrual loans or other real estate owned.

•	We must provide for probable loan losses through a current period charge to the provision for loan losses.

•	Non-interest expense increases when we must write down the value of properties in our other real estate owned portfolio to reflect changing market values.

•	There are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our other real estate owned.

•	The resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our results of operations and financial condition.

The economic conditions in the State of Michigan could have a material adverse effect on our results of operations and financial condition.

Our success depends primarily on the general economic conditions in the State of Michigan and the specific local markets in which we operate. Unlike larger national or other regional banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Lenawee, Monroe, Washtenaw and Livingston Counties, Michigan. The local economic conditions in these areas have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities, financial, or credit markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on our results of operations and financial condition.

Difficult market conditions have adversely affected the financial services industry.

The capital and credit markets have been experiencing unprecedented volatility and disruption for an extended period of time. Dramatic declines in the housing market, falling home prices, increased foreclosures and unemployment have negatively impacted the credit performance of mortgage loans and construction and development loans, and resulted in significant write-downs of asset values by financial institutions. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions.

This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and commercial borrowers and lack of confidence in the financial markets has adversely affected our business, results of operations and financial condition. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience adverse effects, which may be material, on our ability to access capital and on our business, results of operations and financial condition.

We are subject to lending risk, which could materially adversely affect our results of operations and financial condition.

There are inherent risks associated with our lending activities. These risks include, among other things, the impact of changes in interest rates and changes in the economic conditions in the markets where we operate. Increases in interest rates or weakening economic conditions could adversely impact the ability of borrowers to repay outstanding loans or the value of the collateral securing these loans, which could have a material adverse effect on our results of operations and financial condition.

Business loans may expose us to greater financial and credit risk than other loans.

Our business loan portfolio, including commercial mortgages, was approximately $335.1 million at December 31, 2011, comprising approximately 59.5% of our loan portfolio. Business loans generally carry larger loan balances and can involve a greater degree of financial and credit risk than other loans. Any significant failure to pay on time by our customers would hurt our earnings. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans.

We have significant exposure to risks associated with commercial and residential real estate.

A substantial portion of our loan portfolio consists of commercial and residential real estate-related loans, including real estate development, construction and residential and commercial mortgage loans. As of December 31, 2011, we had approximately $229.5 million of commercial real estate loans outstanding, which represented approximately 40.7% of our loan portfolio. As of that same date, we had approximately $83.1 million in residential real estate loans outstanding, or approximately 14.7% of our loan portfolio, and approximately $39.7 million in construction and development loans outstanding, or approximately 7.0% of our loan portfolio. Consequently, real estate-related credit risks are a significant concern for us. The adverse consequences from real estate-related credit risks tend to be cyclical and are often driven by national economic developments that are not controllable or entirely foreseeable by us or our borrowers. General difficulties in our real estate markets have recently contributed to significant increases in our non-performing loans, charge-offs, and decreases in our income.

Our construction and development lending exposes us to significant risks and has resulted in a disproportionate amount of the increase in our provision for loan losses in recent periods.

Our construction and development loan portfolio includes residential and non-residential construction and development loans. Our residential construction and development portfolio consists mainly of loans for the construction, development, and improvement of residential lots, homes, and subdivisions. Our non-residential construction and development portfolio consists mainly of loans for the construction and development of office buildings and other non-residential commercial properties. This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and sale of the related real estate project. Consequently, these loans are often more sensitive to adverse conditions in the real estate market or the general economy than other real estate loans. These loans are generally less predictable and more difficult to evaluate and monitor and collateral may be difficult to dispose of in a market decline. Additionally, we may experience significant construction loan losses because independent appraisers or project engineers inaccurately estimate the cost and value of construction loan projects.

Construction and development loans have contributed disproportionately to the increase in our provisions for loan losses in recent periods. As of December 31, 2011, we had approximately $39.7 million in construction and development loans outstanding, or approximately 7.0% of our loan portfolio. Approximately $2.6 million, or 15.8%, of our net charge-offs during 2011 and approximately $5.6 million, or 34.4%, of our net charge-offs during 2010 was attributable to construction and development loans. Further deterioration in our construction and development loan portfolio could result in additional increases in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Environmental liability associated with commercial lending could result in losses.

In the course of our business, we may acquire, through foreclosure, properties securing loans we have originated or purchased that are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on our business, results of operations and financial condition.

Our allowance for loan losses may not be adequate to cover actual future losses.

We maintain an allowance for loan losses to cover probable incurred loan losses. Every loan we make carries a certain risk of non-repayment, and we make various assumptions and judgments about the collectibility of our loan portfolio including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us.

The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the loss allowance will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance for loan losses. In addition, bank regulatory agencies periodically review the Company's allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different from those of management.

Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.

As of December 31, 2011 and 2010, our allowance for loan losses was $20.6 million and $25.2 million, respectively. As of the same dates, the ratio of our allowance for loan losses to total nonperforming loans was 80.0% and 86.0% respectively. Nonperforming loans include nonaccrual loans and accruing loans past due 90 days or more and exclude accruing restructured loans. As of the same dates, total accruing restructured loans were $21.8 million and $17.3 million, respectively.

We operate in a highly competitive industry and market area, which may adversely affect our profitability.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include a number of community banks, subsidiaries of large multi-state and multi-bank holding companies, credit unions, savings associations and various finance companies and loan production offices. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking.

We compete with these institutions both in attracting deposits and in making loans. Price competition for loans might result in us originating fewer loans, or earning less on our loans, and price competition for deposits might result in a decrease in our total deposits or higher rates on our deposits. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Due to their size, many competitors may be able to achieve economies of scale and may offer a broader range of products and services as well as better pricing for those products and services than we can.

The Dodd-Frank Act enacted in 2010 may adversely impact the Company's results of operations, financial condition or liquidity.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), was signed into law by President Obama. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry within the United States, establishes the new federal Bureau of Consumer Financial Protection (the "BCFP"), and will require the BCFP and other federal agencies to implement many new and significant rules and regulations. At this time, it is difficult to predict the extent to which the Dodd-Frank Act or the resulting rules and regulations will impact our business. Compliance with these new laws and regulations has resulted and is expected to result in additional costs, which could be significant and could adversely impact our results of operations, financial condition or liquidity.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds, and not to benefit our shareholders. The impact of changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Future regulatory changes or accounting pronouncements may increase our regulatory capital requirements or adversely affect our regulatory capital levels. Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

We may face increasing pressure from historical purchasers of our residential mortgage loans to repurchase those loans or reimburse purchasers for losses related to those loans.

We generally sell the fixed rate long-term residential mortgage loans we originate on the secondary market and retain adjustable rate mortgage loans for our portfolios. In response to the financial crisis, we believe that purchasers of residential mortgage loans, such as government sponsored entities, are increasing their efforts to seek to require sellers of residential mortgage loans to either repurchase loans previously sold or reimburse purchasers for losses related to loans previously sold when losses are incurred on a loan previously sold due to actual or alleged failure to strictly conform to the purchaser's purchase criteria. As a result, we may face increasing pressure from historical purchasers of our residential mortgage loans to repurchase those loans or reimburse purchasers for losses related to those loans and we may face increasing expenses to defend against such claims. If we are required in the future to repurchase loans previously sold, reimburse purchasers for losses related to loans previously sold, or if we incur increasing expenses to defend against such claims, our financial condition and results of operations would be negatively affected.

We are subject to risks related to the prepayments of loans, which may negatively impact our business.

Generally, our customers may prepay the principal amount of their outstanding loans at any time. The speed at which prepayments occur, and the size of prepayments, are within customers' discretion. If customers prepay the principal amount of their loans, and we are unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates, our interest income will be reduced. A significant reduction in interest income could have an adverse effect impact on our results of operations and financial condition.

Changes in interest rates may negatively affect our earnings and the value of our assets.

Our earnings and cash flows depend substantially upon our net interest income. Net interest income is the difference between interest income earned on interest-earnings assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investment securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect: (i) our ability to originate loans and obtain deposits; (ii) the fair value of our financial assets and liabilities, including our securities portfolio; and (iii) the average duration of our interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rates indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse affect on our financial condition and results of operations.

We are subject to liquidity risk in our operations, which could adversely affect our ability to fund various obligations.

Liquidity risk is the possibility of being unable to meet obligations as they come due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding on a timely basis, at a reasonable cost and within acceptable risk tolerances. Liquidity is required to fund various obligations, including credit obligations to borrowers, mortgage originations, withdrawals by depositors, repayment of debt, dividends to shareholders, operating expenses and capital expenditures. Liquidity is derived primarily from retail deposit growth and retention, principal and interest payments on loans and investment securities, net cash provided from operations and access to other funding sources. Liquidity is essential to our business.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. An inability to raise funds through deposits, borrowings, the sale or pledging as collateral of loans and other assets could have a material adverse effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or regulatory action that limits or eliminates our access to alternate funding sources. Our ability to borrow could also be impaired by factors that are nonspecific to us, such as severe disruption of the financial markets or negative expectations about the prospects for the financial services industry as a whole, as evidenced by recent turmoil in the domestic and worldwide credit markets.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral that we hold cannot be realized upon or is liquidated at prices insufficient to recover the full amount of the loan. We cannot assure you that any such losses would not materially and adversely affect our business, financial condition or results of operations.

A substantial decline in the value of our Federal Home Loan Bank of Indianapolis common stock may adversely affect our financial condition.

We own common stock of the Federal Home Loan Bank of Indianapolis (the "FHLB"), in order to qualify for membership in the Federal Home Loan Bank system, which enables us to borrow funds under the Federal Home Loan Bank advance program. The carrying value of our FHLB common stock was approximately $2.6 million as of December 31, 2011.

Published reports indicate that certain member banks of the Federal Home Loan Bank system may be subject to asset quality risks that could result in materially lower regulatory capital levels. In December 2008, certain member banks of the Federal Home Loan Bank system (including the FHLB) suspended dividend payments and the repurchase of capital stock until further notice. FHLB has subsequently reinstated dividend payments. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLB, could be substantially diminished or reduced to zero. Consequently, given that there is no market for our FHLB common stock, we believe that there is a risk that our investment could be deemed other-than-temporarily impaired at some time in the future. If this occurs, it may adversely affect our results of operations and financial condition. If the FHLB were to cease operations, or if we were required to write-off our investment in the FHLB, our business, financial condition, liquidity, capital and results of operations may be materially adversely affected.

Impairment of investment securities, other intangible assets, or deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, whether the market decline was affected by macroeconomic conditions and whether we have the intent to sell the debt security or will be required to sell the debt security before its anticipated maturity.

Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present. As of March 31, 2009, the Company determined that the full amount of the goodwill carried on its financial statements was impaired and, accordingly, a goodwill impairment charge was taken in the first quarter of 2009 for the entire book value of goodwill of $3.5 million.

Deferred tax assets are only recognized to the extent it is more likely than not they will be realized. Should our management determine it is not more likely than not that the deferred tax assets will be realized, a valuation allowance with a charge to earnings would be reflected in the period. At December 31, 2011, the Company's net deferred tax asset was $9.9 million, of which $5.7 million was disallowed for regulatory capital purposes. Based on the levels of taxable income in prior years, the significant improvement in operating results in 2011 compared to 2010 and 2009, and the Company's expectation of a return to sustained profitability in future years as a result of strong core earnings, management has determined that no valuation allowance was required at December 31, 2011. If the Company is required in the future to take a valuation allowance with respect to its deferred tax asset, its financial condition, results of operations and regulatory capital levels would be negatively affected.

An "ownership change" for purposes of Section 382 of the Internal Revenue Code may materially impair our ability to use our deferred tax assets.

Our ability to use our deferred tax assets to offset future taxable income will be limited if we experience an "ownership change" as defined in Section 382 of the Internal Revenue Code. In general, an ownership change will occur if there is a cumulative increase in our ownership by "5-percent shareholders" (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate.

In the event an "ownership change" was to occur, we could realize a permanent loss of a portion of our U.S. federal deferred tax assets and lose certain built-in losses that have not been recognized for tax purposes. The amount of the permanent loss would depend on the size of the annual limitation (which is a function of our market capitalization at the time of an "ownership change" and the then prevailing long-term tax exempt rate) and the remaining carry forward period (U.S. federal net operating losses generally may be carried forward for a period of 20 years). The resulting loss could have a material adverse effect on our results of operations and financial condition and could also decrease the Bank's regulatory capital. We performed an evaluation of potential impairment at December 31, 2011, and determined that if an "ownership change" had occurred on December 31, 2011, we would have had no impairment of our net deferred tax asset.

If we are required to take a valuation allowance with respect to our mortgage servicing rights, our financial condition and results of operations would be negatively affected.

At December 31, 2011, our mortgage servicing rights had a book value of $5.4 million and a fair value of approximately $7.3 million. Because of the current interest rate environment and the increasing rate and speed of mortgage refinancings, it is possible that we may have to take a valuation allowance with respect to our mortgage servicing rights in the future. If we are required in the future to take a valuation allowance with respect to our mortgage servicing rights, our financial condition and results of operations would be negatively affected.

We may be required to pay additional insurance premiums to the FDIC, which could negatively impact earnings.

Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased FDIC loss provisions, resulting in a decline in the designated reserve ratio to historical lows. The reserve ratio may continue to decline over the next several years. In addition, the limit on FDIC coverage has been permanently increased to $250,000. These developments have caused our FDIC premiums to increase in recent periods.

Further, depending upon any future losses that the FDIC insurance fund may suffer, there can be no assurance that there will not be additional premium increases in order to replenish the fund. The FDIC may need to set a higher base rate schedule or impose special assessments due to future financial institution failures and updated failure and loss projections. Potentially higher FDIC assessment rates than those currently projected could have an adverse impact on our results of operations.

We depend upon the accuracy and completeness of information about customers.

In deciding whether to extend credit to customers, we may rely on information provided to us by our customers, including financial statements and other financial information. We may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. Our financial condition and results of operations could be negatively impacted to the extent that we extend credit in reliance on financial statements that do not comply with generally accepted accounting principles or that are misleading or other information provided by customers that is false or misleading.

We hold general obligation municipal bonds in our investment securities portfolio. If one or more issuers of these bonds were to become insolvent and default on its obligations under the bonds, it could have a negative effect on our financial condition and results of operations.

Municipal bonds held by us totaled $21.0 million at December 31, 2011, and were issued by different municipalities. The municipal portfolio contains a small level of geographic risk, as approximately 2.0% of the investment portfolio is issued by political subdivisions located within Lenawee County, Michigan and 2.7% in Washtenaw County, Michigan. There can be no assurance that the financial conditions of these municipalities will not be materially and adversely affected by future economic conditions. If one or more of the issuers of these bonds were to become insolvent and default on their obligations under the bonds, it could have a negative effect on our financial condition and results of operations.

We may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on our financial condition and results of operations.

We may be involved from time to time in a variety of litigation arising out of our business. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation or cause us to incur unexpected expenses, which could be material in amount. Should the ultimate expenses, judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

We may face risks related to future expansion and acquisitions or mergers, which include substantial acquisition costs, an inability to effectively integrate an acquired business into our operations, lower than anticipated profit levels and economic dilution to shareholders.

We may seek to acquire other financial institutions or parts of those institutions and may engage in de novo branch expansion in the future. We may incur substantial costs to expand. An expansion may not result in the levels of profits we anticipate. Integration efforts for any future mergers or acquisitions may not be successful, which could have a material adverse effect on our results of operations and financial condition. Also, we may issue equity securities, including our common stock and securities convertible into shares of our common stock, in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders.

Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of computer systems or otherwise, or failure or interruption of the Company's communication or information systems, could severely harm the Company's business.

As part of the its business, the Corporation collects, processes and retains sensitive and confidential client and customer information on behalf of the Company and other third parties. Despite the security measures the Company has in place for its facilities and systems, and the security measures of its third party service providers, the Company may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or other similar events.

The Company relies heavily on communications and information systems to conduct its business. Any failure or interruption of these systems could result in failures or disruptions in the Company's customer relationship management, general ledger, deposit, loan and other systems. In addition, customers could lose access to their accounts and be unable to conduct financial transactions during a period of failure or interruption of these systems.

Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential customer information, whether by the Company or by its vendors, or failure or interruption of the Company's communication or information systems, could severely damage the Company's reputation, expose it to risks of regulatory scrutiny, litigation and liability, disrupt the Company's operations, or result in a loss of customer business, the occurrence of any of which could have a material adverse effect on the Company's business.

We may not be able to effectively adapt to technological change, which could adversely affect our profitability.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, all of which could adversely affect our profitability.

Our controls and procedures may fail or be circumvented, which could have a material adverse effect on our business, results of operations and financial condition.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

A failure to fully comply with our memorandum of understanding could subject us to regulatory actions.

On January 15, 2010, the Bank entered into a Memorandum of Understanding with the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Office of Financial and Insurance Regulation ("OFIR"). On January 11, 2011, the Bank entered into a revised Memorandum of Understanding ("MOU") with substantially the same requirements as the MOU dated January 15, 2010. The MOU is not a "written agreement" for purposes of Section 8 of the Federal Deposit Insurance Act. The MOU documents an understanding among the Bank, the FDIC and OFIR, that, among other things, (i) the Bank will not declare or pay any dividend to the Company without the prior consent of the FDIC and OFIR; and (ii) the Bank will have and maintain its Tier 1 capital ratio at a minimum of 9% for the duration of the MOU, and will maintain its ratio of total capital to risk-weighted assets at a minimum of 12% for the duration of the MOU.

Failure to comply with the terms of the MOU could result in enforcement orders or penalties from our regulators, under the terms of which we could, among other things, become subject to restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. The terms of any such enforcement order or action could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock.

If we cannot raise additional capital when needed, our ability to further expand our operations through organic growth and acquisitions could be materially impaired.

We are required by federal and state regulatory authorities to maintain specified levels of capital to support our operations. We may need to raise additional capital to support our current level of assets or our growth. Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. We cannot assure that we will be able to raise additional capital in the future on terms acceptable to us or at all. If we cannot raise additional capital when needed, our ability to maintain our current level of assets or to expand our operations through organic growth and acquisitions could be materially limited.

Loss of our Chief Executive Officer or other executive officers could adversely affect our business.

Our success is dependent upon the continued service and skills of our executive officers and senior management. If we lose the services of these key personnel, it could adversely affect our business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The services of Robert K. Chapman, our President and Chief Executive Officer, would be particularly difficult to replace.

Risks Related to the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness. We are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions. The Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on us, including in a liquidation of the Company. Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Company is a legal entity that is separate and distinct from our subsidiary bank, and our subsidiary bank has no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available for payment of dividends or redemption of Preferred Shares. Because we are a holding company that maintains only limited cash at that level, our ability to pay dividends on, and redeem at our option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from our subsidiary bank, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of our subsidiary bank. In addition, the right of the Company to participate in any distribution of assets of its subsidiary bank upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including depositors) of our subsidiary bank, except to the extent that we are a creditor, and are recognized as a creditor, of our subsidiary bank. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations our subsidiary bank.

Payment of dividends by the Bank to the Company is subject to restriction under the MOU. There are also various legal and regulatory prohibitions and other restrictions on the ability of the Bank to pay dividends, extend credit or otherwise transfer funds to us or our affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of the Bank and other factors, and may require regulatory approval. Dividend payments to the Company from the Bank may also be prohibited if such payments would impair the capital of the Bank and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution's loans to, and investments in, any single affiliate in varying thresholds and may prevent us from borrowing from the Bank and require any permitted borrowings to be collateralized.

We may not pay dividends on, or redeem, the Preferred Shares without prior regulatory approval. We are also subject to various legal and regulatory policies and requirements impacting our ability to pay dividends on, or redeem, the Preferred Shares. Under the Federal Reserve's capital regulations, the Company's redemption of any of the Preferred Shares may be subject to prior regulatory approval. The Federal Reserve also may require us to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition; (iii) we will not meet, or are in danger of not meeting, our minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on our ability to pay dividends.

The terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiary bank may incur in the future. Accordingly, we and our subsidiary bank may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares is not expected to develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not anticipate listing the Preferred Shares. There should be no expectation that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company's board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See "Description of Preferred Shares-Voting Rights" in this prospectus.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the "BHCA"), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares.   Although the Company does not believe the Preferred Shares are considered "voting securities" currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of the Preferred Shares that is deemed to exercise a "controlling influence" over us, may become subject to regulation under the BHCA. In addition,  if the Preferred Shares become "voting securities", then (a) any bank holding company or foreign bank that  is subject to the BHCA may need approval  to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval  to acquire or retain 10% or more of the Preferred Shares.  A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval.  If we are permitted to, and choose to, redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed.  If we are permitted to, and choose to, redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital.  If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.  Furthermore, if we redeem the Preferred Shares in part, the liquidity of the remaining outstanding Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval.  If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See "Description of Preferred Shares-Redemption and Repurchases" in this prospectus.  Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve.  We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares, although, in the future, we may seek such approval and, if such approval is obtained (as to which no assurance can be given), redeem the Preferred Shares for cash.

Risks Associated With the Company's Stock

Our participation in U.S. Treasury's TARP Capital Purchase Program restricts our ability to pay dividends to common shareholders, restricts our ability to repurchase shares of common stock, and could have other negative effects.

On January 16, 2009, we sold to Treasury $20,600,000 of the Preferred Shares, which will pay cumulative dividends at a rate of 5% for the first five years and 9% thereafter. We also issued to Treasury a 10-year Warrant to purchase 311,492 shares of our common stock at an exercise price of $9.92 per share. We have the right to redeem the Preferred Shares at any time. The payment of dividends on the Preferred Shares will reduce the amount of earnings available to pay dividends to common shareholders. This could negatively affect our ability to pay dividends on our common stock.

Under the TARP CPP, we are subject to restrictions on the payment of dividends to common shareholders and the repurchase of common stock. We may not pay any dividends on our common stock unless we are current on our dividend payments on the Preferred Shares. If dividends on the Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the Company's board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. This right could reduce the level of influence existing common shareholders have in our management policies.

If Treasury (or a subsequent holder) exercises the Warrant and purchases shares of common stock, each common shareholder's percentage of ownership of us would be smaller. As a result, each shareholder would have less influence in our management policies than before exercise of the Warrant. This could also have an adverse effect on the market price of our common stock.

Unless we are able to redeem the Preferred Shares before February 15, 2014, the cost of this capital will increase on that date, from 5% (approximately $1,030,000 annually) to 9% (approximately $1,854,000 annually). Depending on our financial condition at the time, this increase in dividends on the Preferred Shares could have a negative effect on our capacity to pay common stock dividends.

Additional restrictions and requirements may be imposed on us by the Treasury or Congress at a later date. These restrictions may apply to us retroactively and their imposition is outside of our control.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

We have suspended payment of dividends on our common stock in order to preserve capital. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of the Bank to pay dividends to the Company is limited by its obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to banks. In addition, payment of dividends by the Bank to the Company is subject to restriction under the MOU. If the Company or the Bank does not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock.

The market price of our common stock can be volatile, which may make it more difficult to resell our common stock at a desired time and price.

Stock price volatility may make it more difficult for a shareholder to resell our common stock when a shareholder wants to and at prices a shareholder finds attractive or at all. Our stock price can fluctuate significantly in response to a variety of factors. General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

Our common stock trading volume may not provide adequate liquidity for our shareholders.

Our common stock is quoted on the OTC Bulletin Board. The average daily trading volume for our common stock is far less than larger financial institutions. Due to this relatively low trading volume, significant sales of our common stock, or the expectation of these sales, may place significant downward pressure on the market price of our common stock. We may apply for listing of our common stock on the NASDAQ Stock Market or another securities exchange in the future. No assurance can be given that our application will be approved or that we will meet applicable initial listing standards in the future. No assurance can be given that an active trading market in our common stock will develop in the foreseeable future or can be maintained.

We may issue additional shares of our common stock in the future, which could dilute a shareholder's ownership of common stock.

Our Articles of Incorporation authorize our board of directors, without shareholder approval, to, among other things, issue additional shares of common or preferred stock. The issuance of any additional shares of common or preferred stock could be dilutive to a shareholder's ownership of our common stock. To the extent that we issue options or warrants to purchase common stock in the future and the options or warrants are exercised, our shareholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, shareholders may not be permitted to invest in future issuances of our common or preferred stock. We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations, and the terms of our MOU impose heightened capital requirements on us. Accordingly, regulatory requirements and/or further deterioration in our asset quality may require us to sell common stock to raise capital under circumstances and at prices which result in substantial dilution.

We may issue debt and equity securities that are senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may increase our capital resources by entering into debt or debt-like financing or issuing debt or equity securities, which could include issuances of senior notes, subordinated notes, preferred stock or common stock. In the event of our liquidation, our lenders and holders of our debt or preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Our decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond our control. We cannot predict or estimate the amount, timing or nature of its future offerings and debt financings. Future offerings could reduce the value of shares of our common stock and dilute a shareholder's interest in us.

Our common stock is not insured by any governmental entity.

Our common stock is not a deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental entity. Investment in our common stock is subject to risk, including possible loss of the entire investment.

Anti-takeover provisions could negatively impact our shareholders.

Our Articles of Incorporation and the laws of Michigan include provisions which are designed to provide our board of directors with time to consider whether a hostile takeover offer is in the best interests of us and our shareholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of our common stock to participate in tender offers, including tender offers at a price above the then-current price for our common stock. These provisions could also prevent transactions in which our shareholders might otherwise receive a premium for their shares over then-current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

If an entity holds as little as a 5% interest in our outstanding securities, that entity could, under certain circumstances, be subject to regulation as a "bank holding company."

Any entity, including a "group" composed of natural persons, owning or controlling with the power to vote 25% or more of our outstanding securities, or 5% or more if the holder otherwise exercises a "controlling influence" over us, may be subject to regulation as a "bank holding company" in accordance with the BHCA. In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of our outstanding securities and (ii) any person not otherwise defined as a company by the BHCA and its implementing regulations may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of our outstanding securities. Becoming a bank holding company imposes statutory and regulatory restrictions and obligations, such as providing managerial and financial strength for its bank subsidiaries. Regulation as a bank holding company could require the holder to divest all or a portion of the holder's investment in our securities or those nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Certificate of Designations, which is filed as Exhibit 3.3 to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus.

General

The Preferred Shares constitute a series of our perpetual, cumulative, preferred stock, consisting of 20,600 shares, no par value, having a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on January 16, 2009 in connection with the TARP Capital Purchase Program for an aggregate purchase price of $20.6 million in a private placement exempt from the registration requirements of the Securities Act of 1993. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

Rate. Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 16, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a "dividend period." Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term "business day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

We may not pay dividends on the Preferred Shares without prior regulatory approval.

Priority of Dividends. So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

"Junior Stock" means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

"Parity Stock" means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each Preferred Share, out of the assets of the Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company's assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by Michigan law.

Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the "Preferred Directors") to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders of a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term "Voting Parity Stock" means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under "-Dividends-Priority of Dividends" above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered "voting securities" currently, if they were to become "voting securities" for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a "controlling influence" over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become "voting securities", then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own legal counsel with regard to regulatory implications.

In addition to any other vote or consent required by Michigan law or by our Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:
•

amend or alter our Articles of Incorporation or the Certificate of Designations for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of our Articles of Incorporation or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

•

consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to January 16, 2009, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the Securities Purchase Agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the Preferred Shares may be deposited and depositary shares, each representing a fraction of a Preferred Share as specified by Treasury, may be issued. The Preferred Shares would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a Preferred Share, instead of actual whole Preferred Shares. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus.

DESCRIPTION OF WARRANT

This section summarizes specific terms and provisions of the Warrant we issued to Treasury on January 16, 2009 concurrent with our sale to Treasury of 20,600 Preferred Shares pursuant to the TARP Capital Purchase Program. The description of the Warrant contained in this section is qualified in its entirety by the actual terms of the Warrant, which is filed as Exhibit 4.4 to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus.

General

The Warrant gives the holder the right to initially purchase up to 311,492 shares of our common stock at an exercise price of $9.92 per share.  Subject to the limitations on exercise to which Treasury is subject described under "Transferability," the Warrant is immediately exercisable and expires on January 16, 2019.  The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the Warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the Warrant holder consent, in cash.

Transferability

The Warrant is not subject to any restrictions on transfer.

Voting of Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Warrant. This does not apply to any other person who acquires any portion of the Warrant, or the shares of common stock underlying the Warrant, from Treasury.

Other Adjustments

The exercise price of the Warrant and the number of shares underlying the Warrant automatically adjust upon the following events:
•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•	a pro rata repurchase by us of our common stock; or

•

a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board of Directors, to protect the purchase rights of the Warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the Warrant holder's right to receive shares of our common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.  For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Shareholders

The Warrant does not entitle its holder to any of the rights of a shareholder of the Company prior to exercise.

DESCRIPTION OF CAPITAL STOCK

UBMI is authorized to issue 32,000,000 shares of capital stock consisting of 30,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value. As of March 31, 2012, there were 12,699,173 shares of our common stock outstanding and 20,600 shares of our preferred stock outstanding, all of which consisted of the Preferred Shares.

Common Stock

Each share of common stock will have the same relative rights and will be identical in all respects with every other share of common stock. Common shareholders do not have the right to vote cumulatively in the election of directors. Subject to any superior rights of any holders of preferred shares, each outstanding common share will be entitled to such dividends as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, common shareholders will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Common shareholders have no preemptive rights and no right to convert or exchange their common shares into any other securities. No preemptive rights, redemption or sinking fund provisions apply to our common shares. All outstanding common shares are, and all common shares to be outstanding upon completion of the offering will be, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, without shareholder approval, to issue from time to time up to 2,000,000 shares of preferred stock (of which 20,600 shares have been issued, all of which consist of the Preferred Shares) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series. Our board of directors may, without shareholder approval, issue preferred shares with voting and conversion rights that could adversely affect the voting power of common shareholders. Any preferred shares issued would also rank senior to our common stock as to rights upon liquidation, winding-up or dissolution. The issuance of convertible preferred shares could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plan to issue any preferred shares.

For a description of the Preferred Shares, see "Description of Preferred Shares."

Trading Market

Our common stock is quoted on the OTC Bulletin Board under the symbol "UBMI."

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Anti-Takeover Effects of the Company's Organizational Documents and Applicable Law

Certain provisions of our Articles of Incorporation and bylaws and Michigan and federal law may have an effect of delaying, deferring or preventing a change in control of UBMI and that would operate only with respect to extraordinary corporate transactions, such as a merger, reorganization, tender offer, sale or transfer of substantially all assets, or liquidation. These provisions may have the effect of discouraging a future transaction that individual shareholders may believe is in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, if you want to participate in such a transaction, you may not have an opportunity to do so.

Articles of Incorporation and Bylaws

This section is a summary only and is qualified in its entirety by reference to the applicable provisions of our Articles of Incorporation and bylaws, which are filed as exhibits to the registration statement containing this prospectus.

Classified Board of Directors

We have a classified board of directors, divided into three classes. Holders of common stock are entitled to elect one class of directors constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the board of directors. The classification of directors makes it more difficult to change the composition of the board of directors and promotes a continuity in existing directors.

Removal of Directors Only for Cause

Our directors may be removed only for cause and only upon the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock entitled to vote, voting together as a single class. This may restrict the ability of a shareholder or third party to remove incumbent directors and simultaneously gain control of the board of directors by filling the vacancies created by removal with its own nominees.

Shareholder Proposals and Nominations of Directors

Shareholder proposals and shareholder nominations of directors must be submitted by a shareholder of record who must give timely, written notice of the proposal or nomination to the Company. The notice must include certain information. The timing and content requirements of the required notice for shareholder proposals are detailed in Section 10(b) of the Company's bylaws. The timing and content requirements of the required notice for shareholder nominations of directors are detailed in Section 7(c) of the Company's bylaws. A failure to comply with the timing and content requirements of the required notice will result in a shareholder's proposal or nomination for director not being considered at the relevant meeting of shareholders.

Transactions with a Related Person

The affirmative vote of (i) the holders of not less than 75% of the outstanding shares of capital stock entitled to vote; and (ii) the holders of not less than a majority of the outstanding shares of capital stock entitled to vote excluding all such shares of which a "related person" (as defined in Article VIII of our Articles of Incorporation) is a "beneficial owner" (as defined in Article VIII of our Articles of Incorporation) is required to approve any "business combination" (as defined in Article VIII of our Articles of Incorporation) involving a related person. These increased voting requirements are not applicable if certain conditions are satisfied.

Special Meetings of Shareholders

Special meetings of shareholders may be called only by the Chairman of the Board, the President or by a majority of the board of directors. Shareholders have no ability to call a special meeting of shareholders.

Amendment of Articles of Incorporation and Bylaws

Certain provisions of our Articles of Incorporation may only be amended by the affirmative vote of at least 75% of the holders of all shares of common stock entitled to vote. These provisions include Article VI (relating to our board of directors), Article VII (relating to shareholder proposed amendments to our bylaws), and Article VIII (relating to certain transactions with a "related person"). Shareholder-proposed amendments to our bylaws may only be approved by the affirmative vote of at least 75% of the holders of all shares of common stock entitled to vote. These increased voting requirements are not applicable if certain conditions are satisfied. These increased voting requirements make it more difficult to alter or repeal the anti-takeover provisions of our Articles of Incorporation and bylaws.

Preferred Stock

Our Articles of Incorporation authorize 2,000,000 shares of preferred stock, of which 20,600 shares have been issued (all of which consist of the Preferred Shares). The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or discourage an attempt to obtain control by means of a merger, tender offer, proxy contest or otherwise. The Articles of Incorporation grant the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock could adversely affect the rights of holders of common stock, including voting rights, if a particular series of preferred stock is given a disproportionately large number of votes per share. Such an issuance may also have the effect of delaying or preventing a change in control that may be favored by you.

Michigan Law

UBMI is subject to the provisions of Chapter 7A of the Michigan Business Corporation Act. Chapter 7A contains provisions which generally require that business combinations between a corporation which is subject to Chapter 7A and a beneficial owner of 10% or more of the voting power of the corporation be approved by a very high percentage of the shareholders. The vote required is the affirmative vote of at least 90% of the votes of each class of stock entitled to be cast and not less than two-thirds of the votes of each class of stock entitled to be cast by shareholders other than the 10% owner who is a party to the combination. The high vote requirements will not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies the specified fairness standards, various other conditions are met and the 10% owner has been such for at least five years.

Federal Law

The BHCA requires any "bank holding company," as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over us, is subject to regulation as a bank holding company under the BHCA. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) Treasury, which acquired all of the Preferred Shares and the Warrant from us in a private placement exempt from the registration requirements of the Securities Act of 1933, and (ii) any other person or persons holding Preferred Shares or depositary shares evidencing fractional interests in Preferred Shares, any portion of the Warrant and any shares of our common stock issued upon exercise of the Warrant, to whom Treasury has transferred its registration rights under the terms of the Securities Purchase Agreement between us and Treasury. Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, Treasury has not notified us of any such transfer. Accordingly, we believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding Preferred Shares and the entire amount of the Warrant (none of which has been exercised) covered by this prospectus.

The securities to be offered under this prospectus for the account of the selling securityholders are:
•

20,600 Preferred Shares, representing 100% of the Preferred Shares outstanding on the date of this prospectus, or, in the event Treasury requests that we deposit the Preferred Shares with a depositary in accordance with the Securities Purchase Agreement between us and Treasury, depositary shares evidencing fractional interests in such Preferred Shares;

•	a ten-year Warrant to purchase 311,492 shares of our common stock at an exercise price of $9.92 per share, subject to adjustment as described under "Description of Warrant"; and

•

the 311,492 shares of our common stock issuable upon exercise of the Warrant (subject to adjustment as described under "Description of Warrant"), which shares, if issued, would represent ownership of approximately 2.4% of the shares of our common stock outstanding as of March 31, 2012 (including the shares issuable upon exercise of the Warrant in total shares outstanding).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is Treasury.  Other than Treasury's acquisition and ownership of the Preferred Shares and Warrant, Treasury does not have and has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling securities:
•	modified "dutch auctions" or other types of auctions;

•	in the over-the-counter market;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the Securities Purchase Agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the Securities Purchase Agreement between us and Treasury, or the selling securityholders will be entitled to contribution.  We have agreed under the Securities Purchase Agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

We do not intend to apply for listing of the Preferred Shares on any securities exchange or for inclusion of the Preferred Shares in any automated quotation system unless we are requested to do so by Treasury.  No assurance can be given as to the liquidity of the trading market, if any, for the Preferred Shares.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon for us by Warner Norcross & Judd LLP, Grand Rapids, Michigan.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of BKD LLP, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

20,600 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A,
Liquidation Preference Amount $1,000 Per Share
(or Depositary Shares Evidencing Fractional Interests in Such Shares)

311,492 Shares of Common Stock and Warrant to Purchase Such Shares

PROSPECTUS

The date of this prospectus is ______________________

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with the offering. All amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

	Amount
Securities and Exchange Commission Registration Fee	$
Registrant's Legal Fees and Expenses		30,000
Registrant's Accounting Fees and Expenses		2,500
Printing and Other Miscellaneous Expenses		10,000
Total		$42,500

Item 14.	Indemnification of Directors and Officers

United's bylaws require it to indemnify any director or officer of United and any director or officer of any bank subsidiary of United, and permit United to indemnify any employee, agent or other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of United), whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that the person is or was a director, officer, employee, or agent of United or any bank subsidiary of United or is or was serving at the request of United as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of United or its shareholders or any bank subsidiary of United, as applicable, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

United's bylaws require United to indemnify any director or officer of United and any director or officer of any bank subsidiary of United, and permit United to indemnify any employee, agent or other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of United to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of United or any bank subsidiary of United or is or was serving at the request of United as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of United or its shareholders or any bank subsidiary of United, as applicable. However, indemnification is not permitted for any such claim, issue, or matter in which the person has been found liable to United or any bank subsidiary of United, as applicable, except to the extent authorized by statute.

The description of the Company's bylaws in this Item 14 is a summary only and is qualified in its entirety by reference to the applicable provisions of the bylaws, which are filed as an exhibit to the registration statement containing this prospectus.

In addition, United's ability to indemnify its directors and officers or other persons is determined, to an extent, by the Michigan Business Corporation Act ("MBCA"). The following is a summary of the applicable provisions of the MBCA.

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. The MBCA provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in actions by or in the right of the corporation, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders. Under the MBCA, a corporation may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the Articles of Incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's Articles of Incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits United to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with United, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, United maintains such insurance for the directors, officers, employees, and agents of United and any bank subsidiary of United.
Item 15.	Recent Sales of Unregistered Securities

On January 16, 2009, the Company sold to the United States Department of the Treasury (i) 20,600 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value and (ii) a Warrant to purchase 311,492 shares of the Company's common stock, no par value, for an aggregate purchase price of $20,600,000 in cash. The securities were sold pursuant to a claim of exemption from registration under Section 4(2) of the Securities Act of 1933, as the transaction did not involve any public offering.
Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:
Exhibits:

2.1	Agreement of Consolidation. Previously filed with the Commission on January 15, 2010 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 2.1. Incorporated here by reference.

3.1

Restated Articles of Incorporation of United Bancorp, Inc. Previously filed with the Commission on October 1, 2010 in United Bancorp, Inc.'s Form S-1 Registration Statement, Exhibit 3.1. Incorporated here by reference.

3.2

Amended and Restated Bylaws of United Bancorp, Inc. Previously filed with the Commission on December 9, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 3.1. Incorporated here by reference.

3.3

Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 3.1. Incorporated here by reference.

4.1	Restated Articles of Incorporation of United Bancorp, Inc. Exhibit 3.1 is incorporated here by reference.

4.2	Amended and Restated Bylaws of United Bancorp, Inc. Exhibit 3.2 is incorporated here by reference.

4.3

Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 4.1. Incorporated here by reference.

4.4

Warrant, dated January 16, 2009, issued to the United States Department of the Treasury. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 4.2. Incorporated here by reference.

4.5	Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Exhibit 3.3 is incorporated here by reference.

5.1	Opinion of Warner Norcross & Judd LLP.

10.1

United Bancorp, Inc. Amended and Restated Director Retainer Stock Plan (as amended through October 20, 2011). Previously filed with the Commission on November 21, 2011 in United Bancorp, Inc.'s Quarterly Report on Form 10-Q/A, Exhibit 10.1. Incorporated here by reference.

10.2

United Bancorp, Inc. Senior Management Bonus Deferral Stock Plan (as amended through October 20, 2011). Previously filed with the Commission on November 21, 2011 in United Bancorp, Inc.'s Quarterly Report on Form 10-Q/A, Exhibit 10.2. Incorporated here by reference.

10.3

United Bancorp, Inc. Stock Incentive Plan of 2010 (as amended through October 20, 2011). Previously filed with the Commission on November 21, 2011 in United Bancorp, Inc.'s Quarterly Report on Form 10-Q/A, Exhibit 10.3. Incorporated here by reference.

10.4

United Bancorp, Inc. 1999 Stock Option Plan. Previously filed with the Commission on February 27, 2009 in United Bancorp, Inc.'s Annual Report on Form 10-K, Exhibit 10.3. Incorporated here by reference.

10.5

United Bancorp, Inc. 2005 Stock Option Plan. Previously filed with the Commission on September 21, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 10.3. Incorporated here by reference.

10.6

Form of Employment Contract, effective as of June 1, 2009. Previously filed with the Commission on June 2, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 10.1. Incorporated here by reference.

10.7

Letter Agreement, dated January 16, 2009, between United Bancorp, Inc. and the United States Department of the Treasury. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 10.1. Incorporated here by reference.

10.8	Form of Waiver. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 10.2. Incorporated here by reference.

10.9

Form of Consent and Amendments to Benefit Plans. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 10.3. Incorporated here by reference.

10.10

2009 Management Committee Incentive Compensation Plan. Previously filed with the Commission on September 21, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 10.1. Incorporated here by reference.

10.11

Form of 2005 Stock Option Plan Award Agreement. Previously filed with the Commission on September 21, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 10.4. Incorporated here by reference.

21.1	Subsidiaries of United Bancorp, Inc. Previously filed with the Commission on October 1, 2010 in United Bancorp., Inc.'s Form S-1 Registration Statement, Exhibit 21. Incorporated here by reference.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24.1	Powers of attorney.

Item 17.	Undertakings

          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)          Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)          That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)          Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

          (iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

          (iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

          (6)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ann Arbor, State of Michigan, on April 23, 2012.
UNITED BANCORP, INC.

/s/ Robert K. Chapman
By: Robert K. Chapman
Its: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert K. Chapman	Director, President and Chief Executive Officer	April 23, 2012
Robert K. Chapman	(Principal Executive Officer)

/s/ Randal J. Rabe	Executive Vice President and Chief Financial Officer	April 23, 2012
Randal J. Rabe	(Principal Financial and Accounting Officer)

/s/ Stephanie H. Boyse	Director	April 23, 2012
Stephanie H. Boyse*

/s/ James D. Buhr	Director	April 23, 2012
James D. Buhr*

/s/ Kenneth W. Crawford	Director	April 23, 2012
Kenneth W. Crawford*

/s/ John H. Foss	Director	April 23, 2012
John H. Foss*

/s/ Norman G. Herbert	Director	April 23, 2012
Norman G. Herbert*

/s/ James C. Lawson	Chairman of the Board	April 23, 2012
James C. Lawson*

/s/ Len M. Middleton	Director	April 23, 2012
Len M. Middleton*

* By	/s/ Robert K. Chapman
Robert K. Chapman
Attorney-in-Fact